DOMESTIC CUSTODY SERVICES
                                  FEE SCHEDULE
                                       for
                                 WESTCORE FUNDS

      Safekeeping/Income Collection/Reporting DTC-ID Affirmations/
      Corporate Action Notification/All Systems Development and Usage Charges

      3/4 of a basis points per annum on the first $25 million in net assets value of the portfolio's securities held in the U.S.

      1/2      of one basis point on the excess

      The above charges will be based on the aggregate total of Westcore's existing funds.

      Security Transaction Charges/Paydowns

      $ 5      Book-entry transactions-DTC/FRB/PTC/FundSer
      $ 8      Paydowns
      $12      Free receipts/delivery
      $20      Physical settlements,  Options,  Futures, Swaps, Euro C/D's, Time
               Deposits

      Other Transaction Charges

      $15 Federal Reserve wires not related to securities transactions, and official check requests to pay Fund related expenses.

      Earnings Credits on Balances/Interest on Overdrafts

      Earnings credits are provided to each Portfolio on 80% of the daily closing available balance in the domestic Custody Accounts, computed at the 90-day T-Bill rate minus 25 bps on the day of the balance.


      Overdraft, excluding bank errors, will cause a reduction of earnings credits daily and will be computed at 2.5% above the average Federal Funds rate on the overdraft.

      Credits and debits will be accumulated daily and offset monthly against the Bank's domestic custody fees. To the extent a net debit is accumulated, each Portfolio will be billed for the expense. To the extent a net earnings credit is generated, such excess earnings credit can be carried forward to the next succeeding month. No earnings credit, however, will be carried forward after the calendar year-end.

      Out-of-Pocket Expenses

      As deemed necessary

      Billing Cycle

      Monthly


      Acknowledged by:                       Date:
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